EXHIBIT 99.1

Dr. Alec Gallimore Named to ANSYS Board of Directors

PITTSBURGH, Dec. 19, 2017 (GLOBE NEWSWIRE) -- ANSYS, Inc. (NASDAQ:ANSS) today announced that Dr. Alec Gallimore has accepted an appointment to the ANSYS Board of Directors effective December 18, 2017.

Gallimore holds several posts at the University of Michigan, including the Robert J. Vlasic Dean of Engineering, the Chief Academic and Executive Officer of Michigan Engineering, the Richard F. and Eleanor A. Towner Professor of Engineering, an Arthur F. Thurnau Professor, and a professor in the Department of Aerospace Engineering. He is also director of the NASA-funded Michigan Space Grant Consortium and co-director of the Plasmadynamics and Electric Propulsion Laboratory. Gallimore has graduated 40 Ph.D. students and 14 master’s students and has written more than 340 technical articles.  He has served on a number of NASA and US Department of Defense boards and studies, including as a member of the United States Air Force Scientific Advisory Board.

"We are very pleased that Dr. Alec Gallimore has joined the ANSYS board. Alec has a deep understanding of the engineering challenges that companies in every industry are facing – and how they can leverage simulation to bring innovative products to market. He’ll be a tremendous asset to the board and will further the innovation strategy of ANSYS management,” said Ronald W. Hovsepian, lead independent director of ANSYS.

"It is an honor to be selected to join the board of ANSYS, the clear leader in the engineering simulation software industry. I look forward to working collaboratively with my fellow directors and helping to drive value for the Company's shareholders," Gallimore said.

Gallimore earned a Ph.D. and master’s in aerospace engineering with a focus on plasma physics from Princeton University, as well as a bachelor’s in aeronautical engineering from Rensselaer Polytechnic Institute.

About ANSYS, Inc.

If you've ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge, or put on wearable technology, chances are you've used a product where ANSYS software played a critical role in its creation. ANSYS is the global leader in Pervasive Engineering Simulation. We help the world's most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, ANSYS employs thousands of professionals, many of whom are expert M.S. and Ph.D.-level engineers in finite element analysis, computational fluid dynamics, electronics, semiconductors, embedded software and design optimization. Headquartered south of Pittsburgh, Pennsylvania, U.S.A., ANSYS has more than 75 strategic sales locations throughout the world with a network of channel partners in 40+ countries. Visit www.ansys.com for more information.

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Contact:
Investors:
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724.820.3700
annette.arribas@ansys.com

Media:
Amy Pietzak
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